EXHIBIT 23.11

CONSENT OF Erin L. Patterson

The undersigned hereby consents to the use of the report listed below, and the information derived therefrom, as well as to the reference to his name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Ero Copper Corp., being filed with the United States Securities and Exchange Commission.

1.	Technical Report on the Boa Esperança Project entitled “Boa Esperança Project NI 43-101 Technical Report on Feasibility Study Update”, dated November 12, 2021 with an effective date of August 31, 2021.

Yours truly,

/s/ Erin L. Patterson
Erin L. Patterson, P.E.
Ausenco Engineering USA South Inc.

Dated: May 10, 2022